Exhibit 5.2

Our Ref: CE/3982/134(MS)

Date: March 27, 2026

Antharas Hills Sdn Bhd	By Email

140, Jalan Maarof,

Bangsar,

59100 Kuala Lumpur,

Wilayah Persekutuan Kuala Lumpur

Attn: Ms Jan Foo

Dear Sirs,

Re:	Legal Opinion for Malaysian Laws

We refer to the above matter and the proposed initial public offering (“IPO”) and listing of 3,333,334 ordinary shares, each with a par value of US$0.0001 per share (collectively referred to as “IPO Shares”), issued by Antharas Inc (“Company”) on the NASDAQ Capital Market (“NASDAQ”).

Introduction

2.	We are advocates and solicitors admitted to the High Court of Malaya and are qualified Malaysian law practitioners. We have been requested to issue this legal opinion (“Opinion”) in our capacity as Malaysian legal advisers to Antharas Hills Sdn Bhd, a company incorporated under the laws of Malaysia, in connection with (a) the proposed initial public offering (“Offering”) of the Company’s ordinary shares as set forth in its registration statement on Form F-1, including all amendments or supplements thereto (“Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) under the U.S. Securities Act of 1933 (as amended), and (b) the proposed listing and trading of the Company’s IPO Shares on the NASDAQ Capital Market.

Scope of Opinion

3.	This Opinion relates only to the laws of general application in Malaysia as of the date hereof and is given on the basis that the Opinion will be governed by and construed in accordance with the current laws and regulations of Malaysia.

4.	We have not investigated or expressed any opinion on the laws of jurisdictions other than Malaysia or matters unrelated to the legal issues arising under Malaysian law.

5.	Without prejudice to the foregoing:

5.1	We express no opinion on the following:

(i)	Any taxation laws of any jurisdiction;

(ii)	The effect of any systems of law (other than Malaysian law) even in cases where, under Malaysian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Malaysian law) would not affect or qualify the opinions as set out below; and

(iii)	Matters of fact or commercial matters.

5.2	This Opinion speaks as of the date hereof. We undertake no obligation to update or amend this Opinion or to notify any party of changes in law, facts, or other circumstances that may affect its content after this date.

Opinion

6.	Based on the foregoing and subject to the qualifications herein, we are of the opinion that:

6.1	Statements outlined in the Registration Statement under the captions “Risk Factors” (relating to Malaysian laws and regulations, and the licenses, permits, and approvals of Antharas Hills Sdn Bhd), “Enforceability of Civil Liabilities,” “Dividend Policy,” “Regulations,” and “Legal Matters,” in each case insofar as such statements describe or summarise Malaysian laws or proceedings referred to therein, are true and accurate in all material respects and fairly present and summarise Malaysian laws or proceedings without material omissions that could render them misleading.

6.2	Disclosures in the Registration Statement under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Business,” and “Regulations” accurately reflect our professional legal opinion to the extent they pertain to Malaysian laws.

Qualifications

7.	This Opinion is subject to the following qualifications:

7.1	We have relied on the accuracy, completeness, and truth of factual representations and information provided to us by the directors, officers, or representatives of the Company, as well as by its consultants, advisers, and service providers. These representations were made orally and/or in writing and pertain to matters relating to the Company.

7.2	This Opinion is strictly confined to the matters expressly addressed herein and does not extend to other matters, whether explicitly stated or implied.

Purpose and Limitations

8.	This Opinion is prepared exclusively for the Company’s benefit in connection with the Offering and must not be relied upon by any other party or used for any purpose beyond those outlined herein. Specifically:

8.1	This Opinion must not be relied upon or used by any individual or entity other than the Company for any purpose beyond those outlined herein;

8.2	This Opinion may not be disclosed, quoted, or referenced in any public document or shared with any third party, including regulatory agencies, stock exchanges, or governmental authorities, without our prior written consent, except as required by applicable laws or regulations.

Liability

9.	For the avoidance of doubt, this Opinion is not to be relied upon by any party other than the Company. We disclaim any responsibility or liability to any third party who may receive or rely upon this Opinion, whether directly or indirectly, without our express prior written consent.

10.	Subject to applicable laws, the Company may rely on this Opinion provided that our aggregate liability concerning matters addressed herein is limited to the total net fees received by us in connection with the Listing.

Consent

11.	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the references to our name in such Registration Statement.

12.	In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case as amended, or the regulations promulgated thereunder.

Thank you.

Yours faithfully
MESSRS M SCULLY

cc.

Loeb & Loeb LLP	By Email
Jardine House,
2206-19,
1 Connaught Pl,
Central,
Hong Kong

Attn: Ms.Anna Chau